EXHIBIT 10.1

March 23, 2006

Paul Thomas Goldman III
18301 Angel Valley Drive
Leander, TX 78641

Dear Tom:

This will confirm that your employment with American Power Conversion Corporation and its subsidiaries (collectively “APC” or the “Company”) has been terminated, effective as of March 24, 2006 (the “Termination Date”). As of the Termination Date, your salary has ceased, and any entitlement you had or might have had under an APC-provided benefit plan, program or practice terminates, except as otherwise required by federal or state law. This letter agreement (“Agreement”) spells out the terms of your separation from employment with APC.

1. In consideration for your execution of this Agreement, including specifically the release provisions in Section 3, APC agrees to the following:

(a) You will be paid an aggregate of $137,500 in severance pay, minus any applicable federal, state and/or local taxes, deductions and withholdings, and any other agreed-upon deductions, in accordance with APC’s normal payroll practices, in ten (10) equal bi-weekly installments commencing in the pay period following APC’s receipt of this Agreement signed by you.

(b)  You have the right under federal legislation, commonly referred to as “COBRA”, to continue participation in APC’s group health insurance plans (medical, dental) at your expense for a period of up to 18 months after termination of employment with APC, subject to limitations on that right imposed by COBRA. Although not obligated to do so, APC will pay your health insurance premiums for the five (5) months that follow the month in which the Termination Date falls or until you are eligible for other health insurance coverage by virtue of becoming employed by another employer, whichever comes first, provided that you agree to notify the Vice President-Human Resources of APC in writing within two (2) business days following your acceptance of any such employment. At the conclusion of the 5-month period, you will be permitted to continue participation in the group health insurance plans by payment of the entire appropriate monthly premium for the remainder of the 18-month COBRA period (subject to the limitations on that right imposed by COBRA). You understand that, in accordance with COBRA, APC’s obligations under this paragraph may terminate in any event if you are not eligible or become covered by another health insurance plan prior to the end of the 18-month period following your termination of employment. Documents relating to your COBRA rights will be provided separately.

2.   You understand and agree that the payments and benefits offered to you in Section 1 of this Agreement are in addition to any payments or benefits to which you are otherwise entitled because of your employment with the Company.

3. (a) In exchange for the amounts described in Section 1 of this Agreement, and other good and valuable consideration, you knowingly and voluntarily agree that you, your representatives, agents, estate, heirs, successors and assigns absolutely and unconditionally release, indemnify, hold harmless and forever discharge the Company and its parent, subsidiaries, divisions, affiliates, successors and/or assigns and their respective current and/or former officers, directors, shareholders, agents, and employees, both individually and in their official capacities (collectively referred to throughout this Agreement as the “Releasees”), of and from any and all actions, causes of action, suits, claims, complaints, liabilities, agreements, promises, contracts, torts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, which you have or may have against the Releasees, including, but not limited to: (i) any and all claims arising out of or in connection with your employment, change in employment, resignation or termination; (ii) any and all claims based on any federal, state or local law, constitution or regulation dealing with employment, employment discrimination, retaliation and/or employment benefits such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, marital status, national origin, ancestry, handicap or disability, family or medical leave, veteran status or any military service or application for military service; (iii) any and all claims based on any alleged public policy, contract (whether oral or written, express or implied), tort, or any other statutory or common law claim of any nature whatsoever; and/or (iv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. This provision is intended by you to be all-encompassing and to act as a full and total release of any and all claims, whether specifically enumerated herein or not, that you and your representatives, agents, estate, heirs, successors and assigns have, may have or have had against the Releasees from the beginning of the world to the date of your execution of this Agreement.

(b) You not only release and discharge the Releasees from any and all claims as stated above that you could make on your own behalf or on behalf of others, but you also specifically waive any right to recover any award(s) as a member of any class in a case in which any claim(s) against the Releasees are made, including, without limitation, claims involving any matters arising out of your employment with, change in employment status with, or resignation/termination from employment with APC.

(c) The amounts set forth above in Section 1 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of Releasees to you, including, without limitation, all claims for wages, salary, draws, incentive pay, bonuses, stock and stock options, restricted stock or restricted stock units, commissions, severance pay, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums, provided that you are not releasing any rights you may have, under the terms of the Agreement and Plan of Merger (the “Merger Agreement”) dated October 3, 2005, by and among American Power Conversion Corporation, NB Acquisition Corporation and NetBotz, Inc., to the Escrow Amount (as that term is defined in the Merger Agreement).

(d) Waiver of Rights and Claims Under the Age Discrimination and Employment Act of 1967. Since you are 40 years of age or older, you have been informed that you have or might have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(i) In consideration for the amounts described in Section 1 hereof, which you are not otherwise entitled to receive, you specifically waive such rights and/or claims under ADEA that you might have against the Releasees to the extent that such rights and/or claims arose prior to or on the date this Agreement was executed;

(ii) You understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(iii) You are advised to consider the terms of this Agreement carefully and to consult with your counsel or any other person of your choosing prior to executing this Agreement and you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to execute this Agreement;

(iv) You have been informed that you have up to 21 days within which to consider the terms of this Agreement;

(v) You have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement;

(vi) In entering into this Agreement you are not relying on any representation, promise or inducement made by the Releasees or their attorneys with the exception of those promises described in this document; and

(vii) The 21-day review period will not be affected or extended by any revisions which might be made to this Agreement.

4. By signing this Agreement, you understand and agree: (a) that this Agreement sets forth the entire agreement between you and APC and supersedes all other agreements, representations, and or understandings, whether oral or written, with respect to the subject matter herein; (b) that nothing in this Agreement is intended to mean that APC has engaged in any wrongdoing or unlawful conduct; (c) that you will not disclose the existence or the contents of this Agreement to anyone but your attorney, advisor, spouse, or significant other, provided that nothing in this Agreement shall bar you from providing truthful testimony in any legal proceeding or cooperating with any governmental agency, however, you understand and agree that APC may publicly disclose your resignation and the existence of this Agreement and/or its contents; (d) that you will continue to be bound by your obligations under the Non-Disclosure, Non-Competition, Non-Solicitation and Developments Agreement between you and APC dated as of September 30, 2005, which shall remain in full force and effect in accordance with its terms; (e) that this Agreement can be modified only in a written agreement signed by you and APC; and (f) that this Agreement shall be interpreted pursuant to its fair meaning and shall not be strictly construed for or against either party.

5. In addition to the above, and in consideration of the amounts described in Section 1 of this Agreement, by signing this Agreement you agree not to make disparaging, critical or otherwise detrimental comments, in any form, forum or media, to any person or entity concerning APC and its officers, directors, shareholders, trustees, or employees, concerning the services or programs provided or to be provided by APC, concerning the business affairs or the financial condition of APC, or concerning the circumstances surrounding your employment with and/or separation from APC.

6. You understand that, whether or not you sign this Agreement, you must immediately return to APC all property of APC in your possession or control, including, but not limited to, company records, files, laptop computers, cellular telephones, credit cards, keys and security badges.

7. You confirm that no charge, complaint or action filed by you or on your behalf against the Releasees exists in any forum or form.

8. In connection with the termination of your employment with APC, you confirm that such termination includes your termination as Vice President, World Wide Sales, of APC, as well as termination as an officer and/or director of any subsidiary or affiliate of APC.

9. In addition to the above, and in consideration of the amounts described in Section 1 of this Agreement, by signing this Agreement you agree, for a period of one (1) year from the date of this agreement, to cooperate with the Company and provide reasonable assistance with respect to the defense of any actions, causes of action, suits, claims, charges and complaints made against the Company prior to or following the Termination Date in which you are involved, have knowledge, or may be deposed or called to serve as a witness. The Company agrees to reimburse you for any reasonable expenses incurred by you in complying with this Section 9. You understand and agree that in the event you fail to comply with this Section 9 you will not be entitled to receive any further payments under Section 1 of this Agreement.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, without regard to its conflict of laws provision. Should any provision of the Agreement be declared unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language contained in Section 3, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. This Agreement cannot be assigned by you and shall inure to the benefit of APC’s successors and assigns.

  11. If this Agreement correctly states the understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to the Human Resources Department within twenty-one (21) days.

If you do sign this Agreement, it will not take effect with respect to any claim under ADEA until seven (7) days have passed after you sign it. We will not be able to provide you with the severance pay or benefits that we have offered you until the seven-day revocation period has expired. During those seven (7) days you will have the right to revoke this Agreement with respect to any claim under ADEA. If you decide to so revoke this Agreement, please inform me by letter during the seven-day period that you desire to revoke your execution of this Agreement, in which case you will not receive the severance pay or benefits offered in this Agreement.

Very truly yours,

/s/ Andrew Cole

Andrew Cole
Vice President - Human Resources & Organizational Development

I acknowledge that I have read the foregoing Agreement, and that I carefully considered and fully understand the terms and conditions of such Agreement. I acknowledge that I am signing this Agreement knowingly and voluntarily. In entering into this Agreement, I do not rely on any representation, promise or inducement made by APC, the Releasees or their attorneys, with the exception of the consideration described in this document.

ACCEPTED:

/s/ Paul Thomas Goldman III Signature	May 16, 2006 Date